                                                                      Exhibit 11

                DSC COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                        Computation of Income per Share
                                 (In thousands)
                                  (Unaudited)


The following table sets forth the computation of shares used in the calculation of income per share for the three months and six months ended June 30, 1995 and 1994.




Average Shares Used in Income per Share Calculation:

                                                  Three Months Ended        Six Months Ended
                                                        June 30,                June 30,
                                                ----------------------   -----------------------
                                                   1995         1994       1995          1994
                                                ---------    ---------   ---------     ---------
 Weighted average
   shares outstanding
   during the period . . . . . . . . . . . . .    114,427      111,981     114,157       111,425
 Common share equivalents
   outstanding:
   Options and warrants issued and
     contingently issuable. . . . . . . . . .       5,676        6,029       5,594         6,516
   Assumed purchase of
     treasury shares. . . . . . . . . . . . .      (2,018)      (1,406)     (1,821)       (1,521)
                                                ---------    ---------   ---------     ---------
 Weighted average shares
   used in calculation. . . . . . . . . . . .     118,085      116,604     117,930       116,420
                                                =========    =========   =========     =========



Fully diluted income per share is not shown since the dilutive effect is less than three percent for the three months and six months ended June 30, 1995 and 1994.